                                                                    EXHIBIT 99.2

COMPANY PRESS RELEASE

IDEC PHARMACEUTICALS ANNOUNCES OFFERING OF ZERO COUPON CONVERTIBLE NOTES

     SAN DIEGO -- (BW HealthWire) -- Feb. 2, 1999 -- IDEC Pharmaceuticals Corporation (Nasdaq: IDPH -- news) today announced that it intends, subject to market and other conditions, to raise approximately $100 million (excluding proceeds of the over-allotment option, if any) through an offering of 20-year convertible zero coupon subordinated notes due 2019.

     IDEC expects that the proceeds from the offering will be used for general corporate purposes, including, but not limited to funding U.S. licensing applications for IDEC-Y2B8 and, if approved, commercialization of IDEC-Y2B8 in the United States; financing strategic acquisitions of products, product candidates, technologies or other businesses; financing the expansion of our facilities, including but not limited to design and engineering costs for expansion of IDEC's manufacturing facility; potentially funding research and development activities through off-balance sheet transactions; and funding general working capital requirements.

     This press release does not constitute an offer to sell or the solicitation of an offer to buy the notes, nor shall there be any sale of the notes in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such states. Any offers of the securities will be made only by means of a private offering memorandum. The offered securities will not be registered under the Securities Act of 1933, as amended, or applicable state securities laws, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or available exemptions from such registration requirements.

     IDEC Pharmaceuticals focuses on the commercialization and development of targeted therapies for the treatment of cancer and autoimmune diseases. IDEC's antibody products act chiefly through immune system mechanisms, exerting their effect by binding to specific, readily targeted immune cells in the patient's blood or lymphatic systems.

     The statements made in this press release contain certain forward-looking statements that involve a number of risks and uncertainties. Actual events or results may differ from IDEC's expectations. For a more complete listing of risks involved, see the risk factors listed from time to time in IDEC's SEC filings, including but not limited to its Annual Report on Form 10-K/A for the year ended December 31, 1997, and Form 10-Q for the quarter ended September 30, 1998, which may affect the actual results achieved by IDEC.

     IDEC Pharmaceuticals' news releases are available at no charge through Business Wire's News on Demand Plus. For a menu of IDEC's current news releases and quarterly reports or to retrieve a specific release, call (888) 239-2309. On the Internet see http://www.businesswire.com/cnn/idph.htm and http://www.shareholdernews.com/idph.

     Formerly known as IDEC-C2B8, Rituxan (Rituximab) and IDEC Pharmaceuticals are registered U.S. trademarks of the company. IDEC's headquarters is located at 11011 Torreyana Road, San Diego, CA 92121.